BIOSHIELD TECHNOLOGIES, INC.
                     4405 International Blvd. - Suite B-109
                             Norcross, Georgia 30093

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2001



To the Stockholders of BioShield Technologies, Inc.:


         Notice is hereby given that the Annual Meeting of Stockholders of BioShield Technologies, Inc. (the "Company") will be held on June 11, 2001, at 9:30 a.m., Atlanta time, at __________________________________________________
_______________________________________________________________,     for     the
following purposes:

         1.       To elect five directors to serve on the Board of Directors;

         2. To amend the Company's Articles of Incorporation and Bylaws to provide that holders of 10 percent or more of the Company's capital stock may call a special meeting of shareholders and to eliminate certain "fair price" requirements enacted by the Company pursuant to Georgia law;

         3. To ratify the issuance of common stock of Electronic Medical Distribution, Inc. ("eMD"), a subsidiary of the Company (which common stock, under certain circumstances, may be exchanged for common stock of the Company) and certain related warrants to purchase shares of common stock of the Company, and to approve the issuance of shares of common stock of the Company in excess of 19.99 percent of the then outstanding shares, if required in connection with the exchange of the eMD common stock for common stock of the Company and the exercise of such warrants in accordance with agreements as amended to date;

         4. To ratify, as separate matters, two equity credit agreements, under which shares of common stock of the Company may be issued from time to time, and to approve the issuance of shares of common stock of the Company in excess of
19.99 percent of the then outstanding shares, if required in connection with either of the equity credit agreements in accordance with agreements as amended to date;

         5. To ratify the issuance of shares of a series of convertible preferred stock, and to approve the issuance of shares of common stock of the Company in excess of 19.99 percent of the then outstanding shares, if required in connection with the conversion of the preferred stock in accordance with agreements as amended to date;

         6.       To ratify the proposal to adopt the Company's 2001 Stock
Option Plan;

         7. To ratify the appointment of Feldman Sherb & Co., P.C. as the Company's independent accountants for the fiscal years ending June 30, 1999, 2000 and 2001; and

         8. To transact such other business as may properly come before the meeting and any adjournment thereof.

         The Board of Directors has fixed the close of business on May 7, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such stockholders will be open for examination by any stockholder at the Company's offices at 4405 International Blvd. - Suite B-109, Norcross, Georgia 30092 during normal business hours, for a period of at least ten days prior to the meeting. All stockholders are cordially invited to attend the Annual Meeting.


                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Angela B. Howell
                                    Secretary


Norcross, Georgia
May 14, 2001


                                    IMPORTANT

         TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                          BIOSHIELD TECHNOLOGIES, INC.
                                 PROXY STATEMENT

                                TABLE OF CONTENTS

INCORPORATION OF DOCUMENTS BY REFERENCE.....................
PROPOSAL ONE -- ELECTION OF DIRECTORS.......................
MANAGEMENT
  Directors, Executive Officers and Significant Employees...
  Board Committees..........................................
  Meetings and Attendance...................................
  Executive Compensation....................................
  Employment Agreements.....................................
  Indemnification of Officer and Directors...............
  Stock Option Plans........................................
CERTAIN TRANSACTIONS........................................
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....
PROPOSAL TWO --AMENDMENT OF THE COMPANY'S ARTICLES OF
  INCORPORATION AND BY-LAWS.................................
PROPOSAL THREE -- TO RATIFY THE ISSUANCE OF SHARES OF COMMON
  STOCK OF EMD AND RELATED WARRANTS, AND TO APPROVE THE ISSUANCE OF COMMON STOCK IN EXCESS OF 19.99 PERCENT OF THE
  OUTSTANDING SHARES........................................
PROPOSAL FOUR -- TO RATIFY TWO EQUITY CREDIT AGREEMENTS, AND
  TO APPROVE THE ISSUANCE OF COMMON STOCK IN EXCESS OF 19.99
  PERCENT OF THE OUTSTANDING SHARES.........................
PROPOSAL  FIVE -- TO RATIFY THE  ISSUANCE  OF SHARES OF A
  SERIES OF CONVERTIBLE PREFERRED STOCK, AND TO APPROVE
  THE ISSUANCE OF COMMON STOCK IN EXCESS OF 19.99 PERCENT
  OF THE OUTSTANDING SHARES.................................
PROPOSAL SIX -- TO RATIFY ADOPTION OF 2001 STOCK OPTION PLAN PROPOSAL SEVEN -- TO RATIFY THE APPOINTMENT OF ACCOUNTANTS .
BENEFICIAL OWNERSHIP OF COMMON STOCK........................
OTHER BUSINESS TO BE TRANSACTED.............................

                          BIOSHIELD TECHNOLOGIES, INC.
                     4405 International Blvd. - Suite B-109
                             Norcross, Georgia 30093

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2001

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES


         This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished, on or about May 14, 2001, to the stockholders of BioShield Technologies, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on June 11, 2001 at 9:30 a.m. Eastern Standard Time at
----------------------------------------------------------------------------
_________________________, and any adjournment thereof.

         If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED: (i) "FOR" PROPOSAL ONE TO ELECT FIVE NOMINEES TO SERVE ON THE BOARD OF DIRECTORS FOR THE TERMS SPECIFIED HEREIN AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED; (ii) "FOR" PROPOSAL TWO TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS TO PROVIDE THAT HOLDERS OF 10 PERCENT OR MORE OF THE COMPANY'S CAPITAL STOCK MAY CALL A SPECIAL MEETING OF SHAREHOLDERS AND TO ELIMINATE CERTAIN "FAIR PRICE" REQUIREMENTS ENACTED BY THE COMPANY PURSUANT TO GEORGIA LAW; (iii) "FOR" PROPOSAL THREE TO RATIFY THE ISSUANCE OF COMMON STOCK OF OUR EMD SUBSIDIARY (WHICH COMMON STOCK, UNDER CERTAIN CIRCUMSTANCES, MAY BE EXCHANGED FOR COMMON STOCK OF THE COMPANY) AND RELATED WARRANTS, AND TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK OF THE COMPANY IN EXCESS OF 19.99 PERCENT OF THE THEN OUTSTANDING SHARES, IF REQUIRED IN CONNECTION WITH THE EXCHANGE OF THE EMD COMMON STOCK AND THE EXERCISE OF THE WARRANTS; (iv) "FOR" PROPOSAL FOUR TO RATIFY, AS SEPARATE MATTERS, TWO EQUITY CREDIT AGREEMENTS, UNDER WHICH SHARES OF COMMON STOCK OF THE COMPANY MAY BE ISSUED FROM TIME TO TIME, AND TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK OF THE COMPANY IN EXCESS OF 19.99 PERCENT OF THE THEN-OUTSTANDING SHARES, IF REQUIRED IN CONNECTION WITH EITHER OF THE EQUITY CREDIT AGREEMENTS; (v) "FOR" PROPOSAL FIVE TO RATIFY THE ISSUANCE OF SHARES OF A SERIES OF CONVERTIBLE PREFERRED STOCK, AND TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK OF THE COMPANY IN EXCESS OF 19.99 PERCENT OF THE THEN OUTSTANDING SHARES, IF REQUIRED IN CONNECTION WITH THE CONVERSION OF THE PREFERRED STOCK; (vi) "FOR" PROPOSAL SIX TO RATIFY THE PROPOSAL TO ADOPT THE COMPANY'S 2001 STOCK OPTION PLAN, AND
(vii) "FOR" PROPOSAL SEVEN TO RATIFY THE APPOINTMENT OF FELDMAN SHERB & CO., P.C. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEARS ENDING JUNE 30, 1999, 2000 AND 2001. If any other matters are properly brought before the Annual Meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at the Annual Meeting.

         The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone, fax, email or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

         The Annual Meeting for fiscal year ended June 30, 2000 was originally scheduled to be held on November 20, 2000 with Notice thereof (accompanied by Proxy Statement and related material) having been given on or about November 6, 2000 to shareholders of record as of the close of business on November 2, 2000. As heretofore reported by the Company in a Form 8-K with date of report of December 6, 2000, the Company failed to obtain the necessary quorum of voted shares for such meeting and same was rescheduled for December 15, 2000. The Company was unable to hold the rescheduled Annual Meeting on such date due to
(i) resignation of directors slated for election and (ii) failure to obtain a quorum of voted shares. Nasdaq Marketplace Rules 4350(e) and(g) require (in part) that issuers hold Annual Meetings of Shareholders, solicit proxies and provide Proxy Statements to both shareholders and Nasdaq. Companies who fail to hold Annual Meetings would therefore not be in compliance with the aforesaid Marketplace Rules. Accordingly, in order for the Company to be in compliance with the Nasdaq Marketplace Rules cited as relate to Annual Meetings it is ESSENTIAL that a quorum be obtained for such meetings and management urges all Company shareholders to exercise their voting rights by Proxy or in person.

         The securities that may be voted at the Annual Meeting consist of shares of Common Stock, no par value, of the Company (the "Common Stock"). Each outstanding share of Common Stock entitles its owner to one vote on each matter as to which a vote is taken at the Annual Meeting. The close of business on May , 2001, has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to vote at the Annual Meeting. On the Record Date of May 7, 2001, __________ shares of Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Annual Meeting.

         Assuming the presence of a quorum at the Annual Meeting: (a) a plurality of the votes present in person or represented by proxy and entitled to vote is required for approval of Proposal One, to elect five directors; (b) the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve Proposal Two, to amend the Company's Articles of Incorporation and Bylaws to provide that holders of 10 percent or more of the Company's capital stock may call a special meeting of shareholders, and to eliminate certain "fair price" requirements enacted by the Company pursuant to Georgia law; (c) a majority of the total votes cast on the proposal is required for approval of Proposals Three, Four and Five, to ratify the issuance of common stock of our eMD subsidiary (which common stock, under certain circumstances, may be exchanged for Common Stock) and related warrants, and to approve the issuance of shares of Common Stock in excess of 19.99 percent of the then outstanding shares, if required in connection with the exchange of the eMD common stock for Common Stock; to ratify, as separate matters, two equity credit agreements, under which shares of Common Stock may be issued from time to time, and to approve the issuance of shares of Common Stock in excess of 19.99 percent of the then outstanding shares, if required in connection with either of the equity credit agreements; and to ratify the issuance of shares of a series of convertible preferred stock, and to approve the issuance of shares of Common Stock in excess of 19.99 percent of the then-outstanding shares, if required in connection with the conversion of the preferred stock; and (d) the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote is required to approve Proposals Six and Seven, to ratify the proposal to adopt the Company's 2001 Stock Option Plan; and to ratify the appointment of the Company's independent accountants. Unless otherwise required by law or the Company's Articles of Incorporation or Bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

         Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. As a result, abstentions and broker non-votes will have the same effect as a vote "for" Proposals Two, Six and Seven. Abstentions and broker non-votes on other Proposals will not have any effect on the approval of those Proposals.

         The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR
         APPROVAL OF THE  PROPOSALS SET FORTH IN THIS PROXY STATEMENT.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         A copy of the Company's most recent Annual Report to Security Holders for the fiscal year ended June 30, 2000 accompanied the Proxy Statement mailed for purposes of holding the Annual Meeting on the originally scheduled date of November 20, 2000. Copies of such Annual Report will be available to security holders at the Annual Meeting to be held on June 11, 2001. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000 filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") is hereby incorporated by reference in this Proxy Statement.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Annual Meeting to which this Proxy Statement relates shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement except as so modified or superseded.

         THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) SOLELY IF SAME HAVE NOT BEEN FILED UNDER THE EDGAR SYSTEM AND, ACCORDINGLY, ARE NOT AVAILABLE TO THE PUBLIC FROM COMMERICAL DOCUMENT RETRIEVAL SERVICES AT THE COMMISSION AT "http:www.sec.gov." WRITTEN REQUESTS FOR SUCH DOCUMENTS RELATING TO THE COMPANY SHOULD BE DIRECTED TO CORPORATE COMMUNICATIONS AND INVESTOR RELATIONS, BIOSHIELD TECHNOLOGIES, INC., 4405 INTERNATIONAL BLVD. - SUITE B-109, NORCROSS, GEORGIA 30093.

         You may read and copy any reports, statements, or other information that the Company files at the Commission's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the Commission at 1-800-Commission-0330 for further information on the public reference rooms. As aforesaid, the Company's public filings are also available to the public from commercial document retrieval services and at the Commission at "http:\www.sec.gov."


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation provide that the Board of Directors will consist of no less than three, or more than twenty-one, directors. The Board of Directors currently consists of five directors. The current directors are Timothy C. Moses, Dr. Rodothea Milatou, Alan Lingo, Angela B. Howell and Dr. Kevin Smith. The Board of Directors has nominated the current directors for re-election.

         Unless otherwise instructed on the proxy, properly executed proxies will be voted for the election of the Board's nominees as directors. The Board of Directors believes that these nominees will stand for reelection and will serve if elected. However, if any of the nominees fails to stand for reelection or is unable to accept election, proxies will be voted by the proxy holders for the election of other people nominated by the Board of Directors.

         The following table sets forth information regarding the BioShield board of director's nominees for election as director:

Name and age as of the annual meeting           Present position with
BioShield
-------------------------------------           ------------------------------
Timothy C. Moses....................     43     Chairman of the Board,
                                                President, Chief Executive
                                                Officer and Director

Dr. Rodothea Milatou................     43     Director, member of the
                                                Independent Audit and
                                                Compensation Committees

Alan Lingo..........................     43     Director, member of the
                                                Independent Audit and
                                                Compensation Committees

Angela B. Howell....................     53     Secretary, Treasurer and
                                                Director

Dr. Kevin Smith.......................   44     Director, member of the
                                                Independent Audit and
                                                Compensation Committees

         Biographical information with respect to each of the nominees appears hereinafter under the heading "Management".

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF
                            ITS NOMINEES FOR DIRECTOR.


                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

         The following table sets forth certain information regarding the directors, executive officers, and significant employees of the Company as well as the current nominees to the Company's Board of Directors:

          NAME                                  AGE     POSITION
          ----                                  ---     --------
*Timothy C. Moses......................         43      Chairman of the Board,
                                                        President, Chief
                                                        Executive Officer and
                                                        Director

*Dr. Rodothea Milatou..................         43      Director, member of
                                                        the Independent Audit
                                                        and Compensation
                                                        Committees

*Alan Lingo............................         43      Director, member of
                                                        the Independent Audit
                                                        and Compensation
                                                        Committees

*Angela B. Howell......................         53      Secretary, Treasurer
                                                        and Director

*Dr. Kevin Smith.........................       44      Director, member of
                                                        the Independent Audit
                                                        and Compensation
                                                        Committees

 Carl T. Garner........................         51      Former Director,
                                                        Member of the Audit
                                                        and Compensation
                                                        Committees

 Edward U. Miller......................         36      Former Director and
                                                        Chief Operating
                                                        Officer of BioShield

 Martin Savarick.......................         61      Former Director,
                                                        Member of the Audit
                                                        and Compensation
                                                        Committees

 Geoffrey L. Faux......................         44      Former President of
                                                        eMD.com

 Scott Parliament......................         43      Former Chief Financial
                                                        Officer, Treasurer and
                                                        Secretary

 John Adams............................         43      Former Vice President

*        Denotes nominee to Company's Board of Directors.

              Timothy C. Moses, a Director and Founder, is the Company's Chairman, President, and Chief Executive Officer, and Director of Marketing and Sales. For over a decade, Mr. Moses has been an independent businessman and entrepreneur. His career has spanned from sales and marketing to Director of Securities and Investment. He has developed knowledge in the chemical and chemical siloxane industry and business since leaving his former employer, Dow Corning Corporation in 1986, where he acted as liaison between management and technical sales in the role of new product planning and launches. As President of his former company, DCI, Inc. a silicone and siloxane based Technology Company; Mr. Moses was instrumental in seeking and raising of investment capital as well as Director of Marketing and Sales to clients on a direct basis. Mr. Moses co-developed a new antimicrobial silicone based coating system for textile applications and coordinated sales from the (EEC) European Economic Community countries to the United States. Mr. Moses is also a co-inventor of three inventions for which patent applications have been filed by the Company on its core antimicrobial technologies. Mr. Moses is a graduate of a division of Georgia Institute of Technology where he received his B.S. degree in 1980.

            Dr. Rodothea Milatou, MD, MPH became a member of the Board of Directors in December 2000 and is a nominee to the Company's Board. She is the Medical Director for HealthSouth in the Atlanta area. Dr. Milatou graduated from Spartan Health Sciences University in 1986 and completed her Residency Program in Occupational Medicine at the University of Utah, Rocky Mountain Center for Occupational and Environmental Health and her Masters program in Public Health at the Medical College of Wisconsin. Dr. Milatou served as a Researcher in Occupational Medicine and Toxicology at the National Institute for working life in Stockholm, Sweden (1995-1997) and has published extensively. Dr. Milatou has been practicing Occupational Medicine since 1991.

         Alan Lingo started with Bioshield Technologies at its inception and was the first employee outside the founders. Mr. Lingo, a director since December 2000 and a nominee to the Company's Board. Alan helped institute the demand for the product throughout the country in the early years. He first served as the Recreational Specialty Business Manager. He sold to the Marine, Recreational Vehicle Industry, and Specialty marketplace. He was instrumental in developing the market place for the product prior to the new EPA registrations and present day patents. His expertise on the Bioshield technology is only surpassed by the founders themselves. Mr. Lingo was employed with the company through the time of its becoming a Public entity. At that time he returned to a Computer technology Sales related business which he owns and operates in Georgia. Mr. Lingo is glad to be directly involved with the business, and looks forward to taking it to the next level of success He attended Troy State University and studied government and computer technology.

         Angela B. Howell, a Director (since December 2000 and a nominee to the Company's Board) is Corporate Secretary, Treasurer and Director of Human Resources. Previously, Mrs. Howell was very active in the Human Resources area, for both the Ivex Corporation and Saab Cars USA, Inc. Mrs. Howell also worked in the customer service area of Atlanta Gas Light Company for many years dealing with customers and the Public Service Commission. She is a graduate of Springfield College where she received her bachelor's in Business Administration, and in 2000 received her Certification in Human Resources. Early in her career, Mrs. Howell was in partnership in their family restaurant in the financial area.

         Dr. Kevin Smith has been a Director since March 2001 and is a nominee to the Company's Board. He is a practicing physician, and has held a number of positions in the field of occupational health and safety. Dr. Smith grew his practice to become the largest provider of occupational health in the state of Iowa and eventually merged that practice into Concentra. In addition, Dr. Smith started and acquired several occupational health practices, which he eventually sold to HealthSouth. Dr. Smith is Board Certified in the field of occupational health. Dr. Smith has also served on the faculty of Yale, Drake and Emory University. Dr. Smith received his M.D. from the Universidad Central del Este School of Medicine in San Pedro de Marcoris, Dominican Republic.

            Carl T. Garner was a director of the Company from 1996 until his resignation in December 2000. Since 1995, Mr. Garner has been a partner in Garner and Nevins (a division of Nevins Marketing Group, Inc.), a promotional and advertising agency based in Atlanta, Georgia. Mr. Garner received a B.S. in Business/Accounting from Jacksonville State University in 1969, a masters degree in Management from Georgia College in 1977, and a masters degree in Business Administration from Jacksonville State University in 1978.

            Edward U. Miller joined the Board of Directors in January 2000, became Chief Operating Officer of the Company in September 2000 and subsequently resigned and/or was terminated from such positions in November 2000 and December 2000 respectively. Mr. Miller was the chief operating officer of Summit Marketing Services, a fully integrated marketing company serving many Fortune 500 clients. Prior to Summit, Mr. Miller was an investment banker with First Union Securities and Merrill Lynch focusing on mergers and acquisitions. Before Mr. Miller's career in investment banking, he was a tactical jet pilot in the U.S. Navy, where he served in the Persian Gulf. Mr. Miller has a B.S. degree in mathematics from the U.S. Naval Academy and a masters degree in business administration from Harvard Business School.

            Martin Savarick was a member of the Board of Directors during 2000 and until his resignation in December 2000. He is currently president of Savarick Consulting Group, Inc., a marketing and management consulting firm. He has been the chairman of the board, president, and chief executive officer of two publicly traded companies -- Beacon Photo Service, Inc. and Imprint Products, Inc. Both companies dealt with retail customers throughout the United States exclusively on a mail-order basis. The companies employed various innovative marketing techniques to advertise and sell its products. Mr. Savarick also served as president of a fund raising organization and of a direct mail marketing consulting firm. He graduated from Rider University in 1960 with a degree in marketing.

            Geoffrey Faux was hired as the President of eMD in 2000 and his services were terminated on December 1, 2000. In that role, he was responsible for all eMD day-to-day operations, as well as implementation of eMD's business plans and strategy. eMD is currently in Chapter 11 proceedings in bankruptcy court for the Northern District of Georgia. Prior to joining eMD, Mr. Faux was the president of Orthodontic Centers of America, a New York stock exchange listed company. Mr. Faux also brings several years of investment banking experience to his post, including responsibility as a director of Prudential Securities southeast investment banking group. Mr. Faux received his masters degree in business administration from the University of Chicago.

            Scott Parliament joined the Company as its chief financial officer in 2000 and his services were terminated on November 17, 2000. Mr. Parliament has a 20-year track record of working with development stage public companies, including internet start-ups. Mr. Parliament has been the president of Internet Affinity Groups, Inc., which facilitates web-based marketing solutions for affinity groups, and interim chief financial officer of Consumer Financial Network, an internet financial products integrator and subsidiary of iXL. Mr. Parliament has also held senior positions with Parlon Ventures, Ltd., National Steel Service Center Inc. and BDO Seidman. He received his bachelor of science degree in accounting from Ferris State University in 1980 and became a certified public accountant in 1984.

            The Company currently pays directors of the Company a fee of (i) $250 per regularly scheduled Board meeting attended (or $100 for participation in a regularly scheduled Board meeting by conference telephone) and (ii) $12,000 annually. The Company also reimburses all directors for their expenses in connection with their attendance at such meetings.

         Officers are elected at the first meeting of the Board of Directors following the stockholders meeting at which directors are elected, and officers serve at the discretion of the Board of Directors. Each executive officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

         The Board of Directors has two standing committees. The Independent Audit Committee recommends the Company's independent auditors and reviews the results and scope of audit and other accounting related services provided by the auditors. Currently, Drs. Milatou, Smith and Mr. Lingo are members of the Independent Audit Committee. Drs. Milatou, Smith and Mr. Lingo are also members of the board's Compensation Committee, which administers the stock option and incentive plans as well as other executive compensation matters.

MEETINGS AND ATTENDANCE

         The full Board of Directors met five times, the Audit Committee met twice and the Compensation Committee met three times during the fiscal year ending June 30, 2000. All of the directors attended at least 75% of the meetings of the full Board of Directors and, as to the members of committees of the Board, at least 75% of the meetings of such committees, during the fiscal year ending June 30, 2000.

EXECUTIVE COMPENSATION

         The following table sets forth for the three years ended June 30, 2000, compensation paid by the Company to its Chairman of the Board, Chief Executive Officer, and Director, and its former Co-Chairman of the Board, Senior Vice President, and Director. None of the Company's other executive officers had annual compensation in excess of $100,000 for services rendered during any of the three years ended June 30, 2000, 1999 or 1998.





                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                            ---------------------------------------
                                ANNUAL COMPENSATION                         AWARDS
                        ---------------------------         ---------------------------------------

                                           PAYOUT
NAME AND                                   OTHER     RESTRICTED   SECURITIES   ____
PRINCIPAL                                  ANNUAL      STOCK     UNDERLYING    LTIP      ALL OTHER
POSITION            YEAR SALARY   BONUS   COMPENSATION   AWARDS    OPTIONS/SARS PAYOUTS  COMPENSATION
---------           ---- ------   -----   ------------ ---------   ------------ -------- ------------
Timothy C. Moses.   2000  250,000   --        18,600        --        232,850      --           --
Chairman of         1999  140,000   --        10,000        --        150,000      --           --
Board, President    1998  120,000   --          --          --           --        --           --
Chief Executive
Officer and Director

Jacques Elfersy.    2000  250,000   --        18,600        --                     --           --
Former Co-Chair-    1999  140,000   --        10,200        --        150,000      --           --
man of the Board,   1998  120,000   --          --          --           --        --           --
Executive Vice
President and
Director

Angela B. Howell    2000   55,000   --          --          --           --        --           --
Secretary, Trea-
surer and
Director


EMPLOYMENT AGREEMENTS

         The Company has entered into an Employment Agreement, dated December 28, 2000, with Mr. Moses. The agreement has an initial term commencing December 28, 2000, and expires December 31, 2005. However, the remaining term of the agreement will be extended automatically for one year on each December 12,beginning December 12, 2001, so that the agreement expires five (5) years from such date, unless either party notifies the other party in writing of an intent not to renew at least ninety (90) days prior to the applicable December 12th. Under the agreement, Mr. Moses is required to devote his full business time to the affairs of the Company. The agreement also contains certain non-compete provisions, which provisions a state court may determine not to enforce or only to partially enforce.

         The agreement currently provides for a base salary at the rate of $250,000. The base salary is then subject to increase, but not decrease, as of January 1 of each year during the term of the agreement as determined by the Company's Board of Directors. The agreement also provides for an annual performance bonus based upon a matrix of dollar sales levels and dollar before-tax profitability. Cells within the matrix represent specific combinations of sales and profits, with performance falling within a particular cell resulting in a bonus expressed as a percent of base salary. This matrix, which allows for bonuses running from 30% to 100% of base salary, is constructed to reward the executive for reaching specific combinations of sales and profit levels with higher sales and profit resulting in a larger bonus. The maximum amount paid pursuant to the matrix cannot exceed 100% of base salary or $2,000,000 in stock incentive plan per year.

            In addition, Mr. Moses is entitled to a minimum of 10% commission on all fund raising amounts that he closes and was granted fully vested options in the amount of 2,000,000 at an exercise price of $0.05 per share which options expire 5 years from date of grant.

         In addition, the agreement provides a severance package in the event the executive is terminated other than for cause (as defined) or the executive terminates his agreement for good reason (as defined) in an amount equal to the sum of (A) five (5) years of the base salary applicable to the executive on the date of termination plus (B) two (2) times the average of the annual bonuses and salary paid or payable to the executive during the term of his agreement, payable in twelve (12) equal, consecutive monthly installments commencing no later than thirty (30) days after the date of termination. In addition, all outstanding options, stock grants, shares of restricted stock or any other equity, incentive compensation shall be and become fully vested and nonforfeitable and the executive and the executive's family will be entitled to receive welfare plan benefits (other than continued group long-term disability coverage) generally available to executives with comparable responsibilities or positions for a period of five (5) years from the date of termination at the same cost to the executive as is charged to such executives from time to time for comparable coverage.

         On December 28, 2000 the Company entered into an employment agreement with Ms. Angela B. Howell, Secretary, Treasurer and a Director of the Company pursuant to which Ms. Howell is to receive annual compensation of $60,000. Ms. Howell is also entitled to receive an aggregate of 75,000 options in accordance with the Company's 2001 Non-Statutory Stock Option Plan with 50,000 options to be issued in May 2001 and the balance of 25,000 options to be issued on the first anniversary of the aforesaid employment agreement.

         eMD, as heretofore indicated, is currently in Chapter 11 proceedings in bankruptcy court for the Northern District of Georgia.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's bylaws provide for the Company to indemnify each director and officer of the Company against liabilities imposed upon him (including reasonable amounts paid in settlement) and expenses incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be a party by reason of his being or having been a director or officer of the Company. The Company has also entered into indemnification agreements with each officer and director pursuant to which the Company will, in general, indemnify such persons to the maximum extent permitted by the Company's bylaws and the laws of the State of Georgia against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders.

         Insofar as indemnification of liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

STOCK OPTION PLANS

         In December 1997, the Board of Directors adopted and the shareholders of the Company approved the 1997 Stock Incentive Plan (the "Incentive Plan").
The Incentive Plan was amended by the Board of Directors in December 1998 to increase the number of shares which could be issued thereunder to 1,200,000. In May 1999, the Company registered the shares subject to the Incentive Plan with the Commission on Form S-8. The Board of Directors and shareholders approved the 1996 Directors Stock Option Plan (the "Director Plan") in 1996 and amended the Director Plan in December 1998. These options have all been issued.

         Terms of Incentive Plan. The Incentive Plan provides the Company with increased flexibility to grant equity-based compensation to key employees, officers and consultants of the Company. The purpose of the Incentive Plan is to: (i) provide incentives to stimulate individual efforts toward the Company's long-term growth and profitability; (ii) encourage stock ownership by officers, key employees and consultants by enabling them to acquire a proprietary interest in the Company in the form of shares of Common Stock or to receive compensation based on appreciation in the value of the Common Stock; and (iii) provide a means of obtaining, rewarding and retaining key personnel. The Company has reserved 1,200,000 shares of Common Stock for issuance pursuant to awards that may be made under the Incentive Plan. These options have all been issued. Employee stock option transactions for the year ended June 30, 2000 are summarized as follows:

                                                  Year ended
                                                 June 30, 2000
                                           ---------------------------
                                           Shares     Weighted Average
                                                           price

   Outstanding, beginning of year          820,000         $   5.87
   Granted                                 173,500            10.56
   Exercised                              (153,000)            4.15
   Forfeited                              (200,000)            6.30
                                          --------         --------

   Outstanding, end of year                640,500         $   7.41
                                          ========         ========

         The nature, terms and conditions of awards under the Incentive Plan will be determined by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are selected by the Board of

Directors. The current members of the Compensation Committee are Drs. Milatou and Smith and Mr. Lingo. The Incentive Plan permits the Compensation Committee to make awards of Common Stock, incentive or non-qualified stock options with the following terms and conditions:

         Terms and Conditions of all Stock Incentives. The number of shares of Common Stock as to which a stock incentive may be granted will be determined by the Compensation Committee in its sole discretion. Each stock incentive will either be evidenced by a stock incentive agreement or stock incentive program, in each case containing such terms, conditions and restrictions as the Compensation Committee may deem appropriate. Stock incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable only by the recipient during his or her lifetime or by the recipient's legal representative in the event of the recipient's death or disability.

         Stock Awards. The number of shares of Common Stock subject to a stock award and restrictions or conditions on such shares, if any, will be determined by the Compensation Committee. The Compensation Committee may require a cash payment from the recipient in an amount no greater than the aggregate fair market value of the shares of Common Stock awarded, as determined at the date of grant.

         Options. Options may be either incentive stock options, as described in
Section 422 of the Code, or non-qualified stock options. The exercise price of each option will be determined by the Compensation Committee and set forth in a stock incentive agreement but may not be less than the fair market value of the Common Stock on the date the option is granted. The exercise price for an incentive stock option may not be less than 110% of the fair market value of the Common Stock on the date the option is granted. The exercise price may not be changed after the option is granted, and options may not be surrendered in consideration of, or exchanged for, a grant of a new option with a lower exercise price. Incentive stock options will expire 5 years after the date of grant. Non-qualified stock options will expire on the date set forth in the respective stock incentive agreement. Payment for shares of Common Stock purchased upon exercise of a option may be made in any form or manner authorized by the Compensation Committee in the stock incentive agreement or by amendment thereto. In the event of a recipient's termination of employment, the option or unexercised portion thereof will expire no later than three months after the date of termination, except that in the case of the recipient's death or disability, such period will be extended to one year. The Compensation Committee may set forth longer time limits in the stock incentive agreement, although in such cases incentive stock option treatment will not be available under the Code.

         Termination and Amendment of the Incentive Plan. The Board of Directors may amend or terminate the Incentive Plan without stockholder approval at any time; provided, however, that the Board may condition any amendment on the approval of the stockholders if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a stock incentive may adversely affect the rights of a holder under the terms of that stock incentive. The Incentive Plan was amended by the board in December of 1998 to increase the total number of shares that may be issued to 1,200,000 and to permit 5% or more shareholders/officers to participate in the plan, and subsequently amended by the board in June 2000 to increase the total number of shares that may be issued to 2,000,000.

         Director Plan. The purpose of the Director Plan is to provide an incentive to outside directors and members of the Company's advisory board, if any, for continuous association with the Company and to reinforce the relationship between participants' rewards and shareholder gains. The Company has reserved 1,000,000 shares of Common Stock pursuant to awards that may be made under the Director Plan. Awards of options for 10,000 shares of Common Stock have been issued by the Company in fiscal 1999; options for 120,000 shares of Common Stock were issued by the Company in fiscal 1998; and options for 120,000 shares of Common Stock were issued by the Company in 1996. Pursuant to the Director Plan, options vest in three stages, 20,000 shares at date of grant and 20,000 shares on the first and second anniversary of the date of the stock option agreement. 210,000 of such options are currently exercisable pursuant to the director plan.

         See also Proposal 6 herein as relates to separate and distinct Company 2001 Stock Option Plan.

                              CERTAIN TRANSACTIONS

         In June 1998, Timothy C. Moses and Jacques Elfersy contributed approximately $50,000 of capital to the Company. Subsequent to June 30, 1998, Messrs. Moses and Elfersy contributed an additional $325,000 of capital to the Company. Such contributions were funded by the private sale to accredited investors of 124,995 shares of Common Stock owned by such persons since 1995 at a purchase price of $3.00 per share.

         In January, March, and June 1998, Judith B. Turner, the mother-in-law of Timothy C. Moses, lent the Company $30,000, $25,000,and $25,000, respectively. The Company agreed to repay such sums to Mrs. Turner pursuant to three promissory notes, dated January 16, 1998, February 27, 1998, and June 5, 1998 (the "Notes"). The Notes were repaid by the Company from the proceeds of the Company's initial public offering.

         Upon  consummation of the Company's  initial public  offering,  Messrs.
Moses and Elfersy received $307,133 in the aggregate from the Company representing repayment of accrued and unpaid salary due and payable by the Company to such persons for their employment for the period June 1995 through June 30, 1998.

         In December 2000 the Company awarded options to Tim Moses in the amount of 2,000,000 exercisable at $0.05 per share and expiring 5 years from date of grant.

         In May of 1999, the Board of Directors granted to each of Messrs. Moses and Elfersy five year fully vested options to purchase 2,250,000 shares of eMD at a price of $2.00 per share.

         Although the Company believes that the foregoing transactions were on terms no less favorable to the Company than would have been available from unaffiliated third parties in arm's length transactions, there can be no assurance that this is the case. The Company will comply with Sections VII A and B of the NASAA Statement of Policy Regarding Loans and Other Material Affiliated Transactions as amended to date, regarding future material affiliated transactions. Pursuant to these Sections, the Company represents that
(i) all future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that could be obtained from unaffiliated third parties and (ii) all future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who will have access, at the Company's expense, to the Company's counsel or to independent legal counsel. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved in favor of the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equities securities, to file reports of ownership and changes in ownership with the Commission and the NASD. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of copies of the forms received by it, the Company believes that, during the period July 1, 1999, to June 30, 2000 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with; except that in the case of the appointment of each of Mr. Edward U. Miller and Mr. Martin Savarick to the Board of Directors in January, 2000, required forms were not timely filed, and in Mr. Savarick's case, two acquisitions of shares were not timely reported by the filing of a required form. In addition, a required form was not timely filed in connection with the appointment of Scott Parliament as Chief Financial Officer.


                                  PROPOSAL TWO
              AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
                                   AND BY-LAWS

         In connection with the Company's initial public offering of stock, and specifically the qualification of the sale of the Company's securities under the securities laws of California, the Company agreed to submit to its stockholders the following proposals to amend its articles and by-laws:

- - to allow the holders of 10% or more of the outstanding shares of the Company's capital stock to call a special stockholders' meeting; and

- - to eliminate the fair price requirements enacted by the Company pursuant to Georgia law. These fair price requirements encourage any person, before acquiring 15% or more of the outstanding Common Stock, to seek approval of the Company's Board of Directors for the terms of any contemplated business combination. One of the effects of these provisions is to prohibit any business combination with an interested stockholder for five years without obtaining the approval of the Board of Directors or the Company's stockholders.

         Tim Moses and Jacques Elfersy, substantial stockholders of the

Company, have agreed to vote their shares in favor of this proposal. Approval of this proposal will require a majority vote of the Company's stockholders. In the event that this proposal is adopted, the Company may be more vulnerable to, among other things, a hostile takeover or other business combination or transaction that is not approved by the Company's Board of Directors.


  THE BOARD OF DIRECTORS UANANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL TWO
       IN ORDER TO REMAIN IN COMPLIANCE WITH CALIFORNIA BLUE SKY LAWS.


         GENERAL INFORMATION RELATING TO PROPOSALS 3 THROUGH 5 INCLUSIVE

         With respect to Proposals 3, 4 and 5, reference is made to Company press release of March 15, 2001 which indicates each of those Nasdaq Marketplace Rules where shareholder approval is required. The specific deficiencies referred to in the aforesaid press release as relates to Proposals 3 through 5 inclusive relate to Nasdaq's Staff belief that certain transactions may have violated corporate governance rules pertaining to shareholder approval as set forth in Marketplace Rules 4350(i)(B) and 4350(i)(D)(ii) - the former of which requires shareholder approval when the issuance or potential issuance of securities will result in a change of control of an issuer and the latter of which requires shareholder approval with respect to (amongst other matters) the sale, issuance or potential issuance by the Company of securities equal to 20% or more of its common stock. Management of the Company was of the firm belief that at the time that each of the respective transactions referred to in Proposals 3, 4 and 5 were entered into that there was no foreseeable likelihood that consummation of such transactions would have resulted in either change of control of the Company or issuance of a significant number of Company shares which would have required shareholder approval. This belief was principally based upon the then bid price of the Company's common stock and the unlikelihood that same would fall from $14.50 (on June 14, 2000) to under $1.00 in a relatively short period of time (by November 3, 2000 and continuing to date), thereby necessitating the potential issuance of substantially more Company common stock (i.e., creating potential change of control and/or issuance in excess of 20% of common stock) than was foreseeable under normal circumstances.

                                 PROPOSAL THREE
           TO RATIFY THE ISSUANCE OF SHARES OF COMMON STOCK OF eMD AND
             RELATED WARRANTS, AND TO APPROVE THE ISSUANCE OF COMMON
           STOCK IN EXCESS OF 19.99 PERCENT OF THE OUTSTANDING SHARES

         In June 1999, the Company entered into a private placement agreement providing for the sale of up to $15,000,000 of common stock and warrants of eMD. As of the date of this proxy statement, the Company sold $6,000,000 of eMD common stock and warrants under the private placement agreement. These shares of stock and warrants are claimed to be exempt from registration under Regulation D of the Securities Act.

         Under the terms of the private placement agreements, the eMD stock is exchangeable for Common Stock, at the option of the holder, at a conversion price of $5.825 per share of eMD common stock of the Company. This amount represents 125% of the initial purchase price of $4.66 per share of eMD common stock. The number of shares of Common Stock into which the eMD stock is convertible is calculated based upon the average closing bid prices of the

Common Stock for the twenty trading days immediately prior to notice of exercise of the conversion right. No holder of eMD stock is entitled to exchange an amount of that stock which would cause the total number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of Common Stock following the conversion. In addition, any holder of eMD stock is not entitled to exchange more than 10% of the total number of shares of eMD stock issued to the holder, or any successor or assignee of the holder, in any thirty day period. The Company has the option to pay cash to the holders of eMD stock seeking to effect a conversion at a rate of $5.825 per share instead of issuing shares of Common Stock. The Company has the right, at any time, to redeem any or all of the eMD stock at a price of $5.825 per share, subject to specified conditions, including having cash, credit facilities or standby underwriting arrangements in place that are sufficient to pay the redemption price. Under the terms of the private placement agreements, the Company filed a registration statement (SEC File No.. 333-35660) on April 26, 2000 with the Commission registering up to one million shares of Common Stock that would be issuable upon the exchange of the eMD stock. The registration statement was declared effective on May 5, 2000.

         The Company has the right to suspend the exchange of the eMD stock for Common Stock if eMD becomes and remains a reporting company under the Exchange Act and the shares of eMD stock have a trading price of $6.19 or more per share.

           $6,000,000 of eMD common stock and warrants have been sold. The exchange into shares of Company Common Stock (at holder's option) is at a conversion price of $5.825 per share.

         In certain cases, the NASD requires its members, including the Company, to get the approval of a majority of the total votes cast before the Company can issue Common Stock, or securities convertible into or exercisable for Common Stock, if the Common Stock issued would be more than 20% of the Common Stock outstanding, or would have more than 20% of the voting power outstanding before the issuance (the "NASD Rule"). If the holders of the eMD stock want to convert their stock into shares of Common Stock, and the Company is unable to issue all of the Common Stock as a result of the NASD Rule, the holders of the eMD stock have the option to rescind their election to convert the eMD stock, or to cause the Company to redeem the eMD stock for cash at a price of $5.825 per share. Under the terms of the agreements governing the issuance of the eMD stock, the Company agreed to submit for stockholder approval a proposal to ratify the issuance of the eMD stock and the shares of Common Stock issuable upon conversion of the eMD stock. If this proposal is not approved, the eMD stock will remain outstanding, but the holders of the eMD stock will not be able to convert the eMD stock into a number of shares representing more than 19.99% of the Company Common Stock outstanding before the execution of the private placement agreement unless the stockholders of the Company subsequently approve the issuance.

         eMD is currently in Chapter 11 proceedings in bankruptcy court for the Northern District of Georgia.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL THREE.

                               PROPOSAL FOUR
           TO RATIFY TWO EQUITY CREDIT AGREEMENTS, AND TO APPROVE THE
               ISSUANCE OF COMMON STOCK IN EXCESS OF 19.99 PERCENT
                            OF THE OUTSTANDING SHARES


         on June 30, 1999, the Company entered into a private equity credit agreement with an investor. On such date the closing bid price of the Company's Common Stock was $18.375. Under the terms of the agreement, the investor has agreed to purchase shares of Common Stock during a 24-month period. During the term of the agreement, but no more frequently than once every 20 trading days, the Company may require the investor to purchase between $250,000 and $1.5 million of Common Stock until all the purchases total $10 million, subject to some conditions, one of which was that an investor was not required to make any purchases if the bid price of the Company's common stock fell below $1.00. To date, the Company has sold $2 million under the original terms of the agreement, which allowed the investor to purchase shares of Common Stock for 80% of the then market price for Company Common Stock. Any additional purchases of Common Stock by the investor will be at a purchase price equal to 90% of the average of the three lowest average closing bid and ask prices for the 10 trading days prior to the purchase. Under a related registration rights agreement, the Company has filed and agreed to maintain the effectiveness of a registration statement for the resale by the investor of the shares of any Common Stock it purchases under the agreement. Such registration statement as filed January 11, 2000 (SEC File No. 333-94395) was declared effective January 25, 2000. If the Company fails to maintain the effectiveness of the registration statement, it may be required to pay penalties.

         On June 14, 2000, the Company entered into a similar private equity credit agreement with an investor. On such date the closing bid price for the Company's common stock was $14.50. Under this agreement, the investor has agreed to purchase shares of Common Stock during a 24-month period. During the term of the agreement, but no more frequently than once every 20 trading days, the Company may require the investor to purchase between $250,000 and $5 million of Common Stock until all the purchases total $50 million. The purchase price for each share will equal 90% of the average of the closing bid and ask prices for the 10 trading days prior to each draw. A pre-condition to the investor's requirements to purchase was that the investor was not required to make any purchases if the bid price of the Company's common stock fell below $7.50. Under a related registration rights agreement, the Company has agreed to file and maintain the effectiveness of a registration statement for the resale by the investor of the shares it purchases under the agreement. If, after the registration statement becomes effective, the Company fails to maintain its effectiveness, the Company may be required to pay penalties. The Company has not filed any registration statement for this private equity agreement. In connection with the private equity credit agreement, the Company issued warrants to the investor to purchase up to 250,000 shares of Common Stock until June 14, 2005, at an exercise price of $18.92 per share, subject to adjustment under some circumstances. To date, the Company has not sold any shares of its Common Stock under this agreement.

         Under the NASD Rule, the Company is required to secure the approval of a majority of the total votes cast before it can issue Common Stock, or securities convertible into or exercisable for Common Stock, if the Common Stock issued would be more than 20% of the Common Stock outstanding, or would have more than 20% of the voting power outstanding before the issuance. If this proposal is not approved, the Company may issue shares under each of the equity credit agreements, but it may not issue shares under either equity credit agreement representing more than 19.99% of the outstanding Common Stock unless the stockholders of the Company subsequently approve the issuance.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL FOUR.


                                  PROPOSAL FIVE
                  TO RATIFY THE ISSUANCE OF SHARES OF A SERIES
      OF CONVERTIBLE PREFERRED STOCK, AND TO APPROVE THE ISSUANCE OF COMMON
           STOCK IN EXCESS OF 19.99 PERCENT OF THE OUTSTANDING SHARES

         On June 14, 2000, the Company completed a private placement for cash of $10 million principal amount of Series B Convertible Preferred Stock and warrants to purchase Common Stock. The closing bid price for the Company's common stock on June 14, 2000 was $14.50. The preferred stock and warrants are claimed to be exempt from registration under Regulation D of the Securities Act. Under the terms of the private placement agreements governing the issuance of the preferred stock and the warrants, the Company was required to file a registration statement with the Commission to register for resale up to 1,500,000 shares of Common Stock issuable upon conversion of the preferred stock and exercise of the warrants. Such registration statement was filed October 20, 2000 (SEC File No. 333-48284) and was declared effective November 21, 2000.

         The preferred stock is convertible into Common Stock until June 14, 2003, at the option of the holder, at a conversion price equal to a market conversion price that may not exceed $19.70. The market conversion price is 90% of the average of the closing bid and ask prices of the Common Stock during any 3 trading days during the 10 consecutive trading days immediately prior to the conversion date. The preferred stock is redeemable at the Company's option, at a price of 125% of its principal amount. The warrants entitle the investor to purchase a total of 79,281 shares of the Common Stock at the option of the holder until June 14, 2005, at an exercise price of $18.92 per share, subject to adjustment under some circumstances.

         Under the NASD Rule, the Company is required to secure the approval of a majority of the total votes cast before it can issue Common Stock, or securities convertible into or exercisable for Common Stock, if the Common Stock issued would be more than 20% of the Common Stock outstanding, or would have more than 20% of the voting power outstanding before the issuance. The shares of preferred stock are not convertible into Common Stock to the extent the number of shares of Common Stock issuable upon the conversion would exceed 19.99% of the shares of Common Stock outstanding as of the time of issuance of the preferred stock, unless the stockholders of the Company subsequently approve the issuance of the Common Stock. Under the terms of the agreements governing the issuance of the preferred stock and the warrants, the Company agreed to submit for stockholder approval a proposal to ratify the issuance of the preferred stock and the shares of Common Stock issuable upon conversion of the preferred stock.

         If all the shares of preferred stock were converted, and all the warrants exercised, as of April 4, 2001 closing price of $0.313, the Company would be required to issue approximately 32,028,163 shares of Common Stock, or approximately __% of the number of shares of Common Stock that would then be outstanding immediately after such issuance. The total number of shares of Common Stock issuable upon the conversion and exercise will vary, based upon the closing bid and ask prices of the Common Stock. If this proposal is not approved, the preferred stock will remain outstanding, but the holders of the preferred stock will not be able to convert the preferred stock into a number of shares representing more than 19.99% of the shares outstanding as of the time of issuance of the preferred stock, unless the stockholders of the Company subsequently approve the issuance.

NOTE: The bid price on the closing dates for the two above referenced equity lines of credit were $18.375 (June 30, 1999) and $14.50 (June 14, 2000)
         respectively. Accordingly, management of the Company did not foresee any potential possibility of exceeding Nasdaq guidelines so as to require stockholder approval.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL FIVE.


                                  PROPOSAL SIX
      TO RATIFY THE ADOPTION OF THE COMPANY'S 2001 STOCK OPTION PLAN


            The Board of Directors in February 2001 adopted the Company's 2001 Non-Statutory Stock Option Plan so as to provide a critical long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of the Company and its subsidiaries. The Board of Directors believes that the Company's policy of granting stock options to such persons will continue to provide it with a critical advantage in attracting and retaining qualified candidates. In addition, the Stock Option Plan is intended to provide the Company with maximum flexibility to compensate plan participants. It is expected that such flexibility will be an integral part of the Company's policy to encourage employees, non-employee directors, consultants, attorneys and advisors to focus on the long-term growth of stockholder value. The Board of Directors believes that important advantages to the Company are gained by an option program such as the 2001 Non-Statutory Stock Option Plan which includes incentives for motivating employees of the Company, while at the same time promoting a closer identity of interest between employees, non-employee directors, consultants, attorneys and advisors on the one hand, and the stockholders on the other.

            The principal terms of the Stock Option Plan are summarized below. The summary of the Stock Option Plan set forth below is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Stock Option Plan, copies of which will be available for inspection at the Annual Meeting.

Summary Description of the BioShield Technologies Inc. 2001 Non-Statutory Stock Option Plan

            The purpose of the Non-Statutory Stock Option Plan ("Plan") is to provide directors, officers and employees of, consultants, attorneys and advisors to the Company and its subsidiaries, if any, with additional incentives by increasing their ownership interest in the Company. Directors, officers and other employees of the Company and its subsidiaries are eligible to participate in the Plan. Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by the Company and consultants, attorneys and advisors to the Company providing valuable services to the Company and its subsidiaries. In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to the Company and/or its subsidiaries, if any, are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. The Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended.

            The maximum number of options that may be granted under this Plan shall be options to purchase 6,250,000 shares of Common Stock.

            The Board of Directors of the Company or a Compensation Committee will administer the Stock Option Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period. Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and
(c) if such termination is for cause (as determined by the Board of Directors and/or Compensation Committee), such options shall terminate immediately. Unless otherwise determined by the Board of Directors or Compensation Committee, the exercise price per share of Common Stock subject to an option shall be equal to no less than 10% of the fair market value of the Common Stock on the date such option is granted. No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999 and in particular that portion thereof which expands upon transferability as is contained in Article III entitled "Transferable Options and Proxy Reporting" as indicated in Section A 1 through 4 inclusive and Section B thereof.

            The Stock Option Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the Common Stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Stock Option Plan or broaden eligibility. Unless otherwise indicated the Stock Option Plan will remain in effect until terminated by the Board of Directors.

Federal Tax Consequences

            The following summary is a brief description of the federal income tax consequences generally arising with respect to the issuance and exercise of options under the Stock Option Plan. This discussion is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

            The grant of an incentive stock option will create no tax consequences for the grantee or the Company. The difference between the exercise price of an ISO and the fair market value of the shares subject to the option at the time of exercise is an item of tax preference which may result in the employee being subject to alternative minimum tax. If the participant holds the shares acquired under an ISO for less than two years from the date the option is granted and less than the one year from the date of exercise of the option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable stock received. In such case, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

            The participant's disposition of shares acquired upon the exercise of an option that is greater than the requirements duscussed above generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares.

            Additionally, the following tax effects on Stock Option Plan participation may be considered:

            Tax Treatment to the Participants. The Stock Option Plan provides for the grant of nonqualified stock options. A description of these options and certain federal income tax aspects associated therewith is set forth below. Because tax results may vary due to individual circumstances, each participant in the Stock Option Plan is urged to consult his personal tax adviser with respect to the tax consequences of the exercise of an option or the sale of stock received upon the exercise thereof, especially with respect to the effect of state tax laws.

         Federal Income Tax Treatment of Nonqualified Stock Options. No income is recognized by an optioned when a non-qualified stock option is granted. Except as described below, upon exercise of a nonqualified stock option, an optioned is treated as having received ordinary income at the time of exercise in an amount equal to the difference between the option price paid and the then fair market value of the Common Stock acquired. The Company is entitled to a deduction at the same time and in a corresponding amount. The optioned's basis in the Common Stock acquired upon exercise of a nonqualified stock option is equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Common Stock is treated as capital gain or loss.

            Stock acquired by "insiders' (i.e., officers, directors or persons holding 10% or more of the stock of the Company who are subject to the restrictions on short-swing trading imposed by Section 16(b) of the Securities Exchange Act of 1934) upon exercise of nonqualified stock options constitutes "restricted property" and, unless the optioned elects otherwise, the recognition of income upon exercise is deferred to the date upon which the stock acquired upon exercise may first be sold without incurring Section 16(b) liability (generally six months after exercise). If such an optioned does not elect to recognize income upon exercise, the insider will realize ordinary income in an amount equal to the difference between the option price and the fair market value on the date the stock may first be sold without incurring Section 16(b) liability.

            The above referenced Plan was approved by the Board of Directors without stockholder approval and the Company seeks ratification of same although stockholder approval is not required due to the fact that the Plan is a "broadly based" plan which does not require stockholder approval insofar as applicable Nasdaq Marketplace Rules are concerned. A "broadly based" plan is one in which less than 50% of all options are issued to officers and directors as such terms are defined in Section 16 of the Securities Exchange Act of 1934.

            "Broadly based" by definition means that at the end of three years from the date of the plan at least 51% of all options granted have been granted to "rank and file" with such percentage being maintained for each succeeding year.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL SIX.

                                 PROPOSAL SEVEN
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Feldman Sherb & Co., P.C. as independent accountants to audit the consolidated financial statements of the Company for the fiscal years ending June 30, 1999, 2000 and 2001. Stockholders are being asked to ratify this appointment. Representatives of Feldman Sherb & Co., P.C. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

            On January 16, 2001 the Company filed a Form 8-K indicating that its prior auditors, Grant Thornton, LLP, had resigned. On February 6, 2001 the Company filed a Form 8-K indicating that it had retained the services of Feldman Sherb and Co., P.C. as independent auditors. Grant Thornton, LLP, the Company's former auditors, subsequently advised the Company that it would not issue necessary consents for the Company to be able to utilize the financial statements for the fiscal years ended June 30, 1999 and 2000 as audited by Grant Thornton, LLP with respect to any documents filed by the Company in accordance with the Securities Act of 1933 or the Securities Exchange Act of 1934. Reasons cited by Grant Thornton, LLP principally related to their "office policy" of refusing to consent to utilization of financial statements audited by them for what subsequently became a former client. In effect, such refusal, absent new arrangements with new auditors, placed the Company in a position whereby not only would it be unable to file any registration statements under the Securities Act of 1933 but it would also not be able to meet its reporting requirements under the Securities Exchange Act of 1934 since such audited financial statements (with necessary consent) would have to accompany Form 10-KSB filings. The Company is in the process of resolving such situation by virtue of its current auditors having agreed to not only audit the Company's financial statements for fiscal year ended June 30, 2001 but to also audit the Company's financial statements for the prior two fiscal years.


   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL SEVEN.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of June 30, 2000 based upon information obtained from the persons named below, relating to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own five percent or more of the outstanding Common Stock, (ii) each director of the Company, and (iii) all officers and directors of the Company as a group.

                                                       PERCENT
                                                        OWNED
NAME AND ADDRESS                                         OF
OF BENEFICIAL OWNER(1), (3)                 SHARES      CLASS
----------------------------              ---------   -------

Timothy C. Moses(2)......................  1,662,930     19.8%
Jacques Elfersy(2).......................  1,407,013     16.75%
Carl T. Garner(5)........................     80,000        *
Martin Savarick(6).......................    233,291      2.8%
Edward U. Miller(7)......................     10,000        *
Hugh R. Lamle(4).........................     10,000        *
All officers and directors as a group
  (6 persons)............................  3,403,234     40.51%
- ----------

    * Less than 1% of the 8,354,073 shares outstanding as of June 30, 2000.


(1) A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the date of this proxy statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this proxy statement have been exercised as of June 30, 2000.

(2) Does not include 138,834 shares of Common Stock owned by each of the wives of Messrs. Moses and Elfersy for which each of them disclaim beneficial ownership.

(3) All Directors of the Company can receive mail and notifications at the Company's corporate headquarters address: 4405 International Blvd.
         - Suite B-109, Norcross, Georgia 30093.

(4) Hugh R. Lamle resigned as a director of the Company effective October 23, 2000.

(5) Carl T. Garner resigned as a director of the Company effective December 11, 2000.

(6) Martin Savarick resigned as a director of the Company effective December 5, 2000.

(7) Edward U Miller resigned as a director of the Company effective November 27, 2000.





                         OTHER BUSINESS TO BE TRANSACTED

         As of the date of this Proxy Statement, the Board of Directors knows of no other business that may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.


                                         By Order of the Board of Directors




                                         Secretary

Atlanta, Georgia
May 14, 2001